Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and between

RADIANT SYSTEMS, INC.

and

EREZ GOREN

Dated as of October 10, 2003

ii

12.9 Entire Agreement	14

12.10 Headings	14

12.11 Severability	14

12.12 Other Remedies	14

12.13 Specific Performance	14

12.14 Interpretation; Definitions	15

iii

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into as of October 10, 2003, by and between RADIANT SYSTEMS, INC., a Georgia corporation (“Radiant”), and EREZ GOREN, an individual resident of the State of Georgia (“Shareholder”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in Article I of the Separation Agreement (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, Radiant is the direct owner of all of the issued and outstanding shares of common stock, no par value (the “Enterprise Stock”) of Wave Enterprise Systems, Inc., a Georgia corporation (“Enterprise”), which constitutes all of the issued and outstanding capital stock of Enterprise;

WHEREAS, the Board of Directors of Radiant (the “Board”) has established a special committee (the “Special Committee”) comprised of “qualified directors,” as such term is defined in Section 14-2-862(d) of the Georgia Business Corporation Code (“GBCC”), to consider and evaluate the fairness to Radiant and its shareholders of the divestiture of its enterprise software business through a tax free split-off, pursuant to which the Enterprise Business and Enterprise Assets will be transferred to Enterprise and Enterprise will assume the Enterprise Liabilities, on the terms and subject to the conditions of the Separation Agreement between Radiant and Enterprise in the form attached hereto as Exhibit A (the “Separation Agreement”), in each case effective immediately prior to the transfer of all of the Enterprise Stock in exchange for a certain number of shares of common stock, no par value, of Radiant (the “Radiant Common Stock”) held by Shareholder, on the terms and subject to the conditions set forth in this Agreement (the “Exchange”);

WHEREAS, the Special Committee has carefully reviewed and negotiated the terms of this Agreement and has unanimously recommended that the Board approve and authorize this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, which recommendation was based in part upon the opinion of SunTrust Robinson Humphrey (the “Financial Advisor”), financial advisor to the Special Committee, that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the terms of the Exchange are fair, from a financial point of view, to the shareholders of Radiant other than Shareholder;

WHEREAS, the Board has unanimously approved this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby, which approval was based on the recommendation of the Special Committee;

WHEREAS, the Board has determined that the Exchange is fair to and in the best interests of Radiant and its shareholders and has unanimously resolved to recommend that this Agreement, the Separation Agreement and the Ancillary Agreements referred to therein (together with the Separation Agreement, the “Related Agreements), the transactions contemplated by Separation Agreement (the “Separation”), the Exchange and the other transactions contemplated by this Agreement and the Related Agreements be approved by Radiant’s shareholders;

WHEREAS, the parties hereto intend that the Exchange qualify as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Separation qualify as a tax-free “reorganization” under Section 368(a)(1)(D) of the Code; and

WHEREAS, it is appropriate and desirable to set forth the principal transactions required to effect the Separation and the Exchange and certain other agreements that will govern certain matters relating to the Separation and the Exchange and the relationship between Radiant and Enterprise following the Exchange;

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements herein contained, the parties hereby agree as follows:

Section 1.    Exchange of Enterprise Stock.

Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as hereinafter defined), (a) Radiant shall assign, transfer and deliver to Shareholder all of its right, title and interest in and to all of the Enterprise Stock, and (b) Shareholder shall assign, transfer and deliver to Radiant TWO MILLION (2,000,000) shares of Radiant Common Stock (the “Radiant Shares”).

Section 2.    Certain Changes.

In the event that between the date of this Agreement and the Closing Date, Radiant subdivides the outstanding shares of Radiant Common Stock into a greater number of shares, or combines its outstanding shares of Radiant Common Stock into a smaller number of shares, or effects a reclassification of the Radiant Common Stock, or pays a dividend in shares of its capital stock (each an “Adjustment Event”), then the Radiant Shares shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such Adjustment Event.

Section 3.    Consummation of the Transactions; Closing Date.

The consummation of the transactions contemplated herein (the “Closing”) and the delivery of the certificates and acknowledgements called for by this Agreement shall take place at the offices of King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia, at such time and date (the “Closing Date”) as shall be fixed by mutual agreement of Radiant and Shareholder as promptly as practicable following the satisfaction or waiver of the conditions set forth in Sections 7, 8 and 9 of this Agreement. At the Closing (i) Radiant shall deliver to Shareholder a certificate or certificates representing the Enterprise Stock, duly endorsed in blank or accompanied by duly executed stock powers, and (ii) Shareholder shall deliver to Radiant (x) a certificate or certificates representing the Radiant Shares, duly endorsed in blank or accompanied by duly executed stock powers and (y) a noncompetition and nonsolicitation agreement (the “Noncompetition Agreement”) in favor of Radiant in substantially the form attached hereto as Exhibit B.

Section 4.    Representations and Warranties of Shareholder.

Shareholder represents and warrants to Radiant that:

4.1 Binding Agreement; No Violation.    This Agreement has been, and the Noncompetition Agreement will be as of the Closing Date, duly executed and delivered by Shareholder and constitutes or will constitute (as applicable) the legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with their respective terms. The execution and delivery of this Agreement and the Noncompetition Agreement by Shareholder, and the consummation of the transactions contemplated by this Agreement, will not result in a Conflict (as hereinafter defined) with the provisions of any Law (as hereinafter defined), Order (as hereinafter defined), or Permit (as hereinafter defined) to which Shareholder is a party or is bound.

4.2 Broker’s and Finder’s Fees.    Shareholder has not incurred any Liability to any brokers, finders, investment banks, or financial advisors in respect of the matters provided for in this Agreement.

4.3 Transfer of Title.    The Radiant Shares are held of record and beneficially owned by Shareholder, free and clear of any Lien (as hereinafter defined). Upon delivery of the Radiant Shares to Radiant as provided in Section 3, Radiant will acquire good and valid title to the Radiant Shares, free and clear of any Liens.

4.4 Pending Transactions.    Shareholder has fairly represented to Radiant all material pending transactions and proposed business opportunities that exist relating to the Enterprise Business as currently proposed to be conducted. Each prospective customer of the Enterprise Business, other than any Person (as hereinafter defined) who is or has been a party to a Contract (as hereinafter defined) with Radiant, who, as of the date hereof or within the previous year, is or has been in active negotiations, discussions or contact with any of the Enterprise Business management team members listed on Schedule 4.4(a) attached hereto regarding the terms of a commercial relationship with the Enterprise Business, is set forth on Schedule 4.4(b) attached hereto.

4.5 Projections.    The projected financial information set forth in the Enterprise Financial and Valuation Analysis dated October 5, 2003 that was furnished to the Special Committee was prepared in good faith by the management of the Enterprise Business, who believe that the assumptions set forth therein underlying such projections were reasonable as of the date thereof; provided, however, that such assumptions are inherently subjective and uncertain and that such projections are not guarantees of future performance; provided further, that the actual results of the Enterprise Business may differ materially from those that might be anticipated on the basis of such presentation.

Section 5.    Representations and Warranties of Radiant.

Radiant represents and warrants to Shareholder that:

5.1 Corporate Organization; Subsidiaries.    Each of Radiant and Enterprise is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Radiant has made available to Shareholder correct and complete copies of the articles of incorporation and bylaws of Enterprise as currently in effect and the minute books and stock records of Enterprise. Enterprise does not have and has never had any Subsidiaries (as hereinafter defined), and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other Person or have any ongoing obligation to purchase any shares of capital stock or make any investment or capital contribution with respect thereto; nor is Enterprise responsible in any way for any similar obligation with respect to any other entity.

5.2 Capital Stock.    The Enterprise Stock represents all of the issued and outstanding shares of capital stock of Enterprise. There are no issued or outstanding warrants, options, preemptive rights, rights of first refusal or other rights to purchase shares of capital stock of Enterprise. All of the Enterprise Stock has been duly and validly authorized and validly issued. All of the Enterprise Stock is fully paid and nonassessable and is owned by Radiant free and clear of any Liens. Upon delivery of the Enterprise Stock to Shareholder as provided in Section 3, Shareholder will acquire will acquire good and valid title to the Enterprise Stock, free and clear of any Liens.

5.3 Corporate Power and Authority; Binding Agreement.

(a) Radiant has all necessary corporate power and authority to execute and deliver this Agreement and the Related Agreements, to perform its obligations hereunder and thereunder, and subject to obtaining the approval of this Agreement and the Separation Agreement and the transactions contemplated hereby and thereby by the holders of a majority of the qualified shares pursuant to Section 14-2-863 of the GBCC (the “Radiant Shareholder Approval”), to consummate the Separation and the Exchange and the other transactions contemplated by this Agreement and the Related Agreements. The execution, delivery and performance by Radiant of this Agreement and the Related Agreements, and the consummation by Radiant of the Separation and the Exchange and the other transactions contemplated by this Agreement and the Related Agreements, have been duly authorized by all necessary corporate action (including, without limitation, the unanimous approval of the Board) and no other corporate proceedings on the part of Radiant are necessary to authorize this Agreement or the Related Agreements or to consummate the Exchange or the Separation or the other transactions contemplated by this Agreement and the Related Agreements (in each case other than obtaining the Radiant Shareholder Approval).

(b) This Agreement has been duly executed and delivered by Radiant and constitutes the legal, valid and binding obligation of Radiant, enforceable against Radiant in accordance with its terms. Each of the Related Agreements, when duly executed and delivered, will constitute the legal, valid and binding obligation of Radiant, enforceable against Radiant in accordance with its terms.

5.4 No Violation.    The execution and delivery of this Agreement and the Related Agreements by Radiant, the consummation of the transactions contemplated by this Agreement and the Related Agreements, and compliance by Radiant with the provisions of this Agreement and the Related Agreements do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Radiant or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under (including any right of a holder of a security of the Radiant or any of its Subsidiaries to require Radiant or any of its Subsidiaries to acquire such security) (any such event, a “Conflict”), any provision of (i) the Articles of Incorporation, as amended, or the Bylaws, as amended, of Radiant or the certificate of incorporation or bylaws (or similar organizational documents) of any of its Subsidiaries, or (ii) any Law or Order, in each case, applicable to Radiant or any of its Subsidiaries or their respective properties or assets.

5.5 Brokers’ and Finders’ Fees.    Except for fees and expenses payable to SunTrust Capital Markets, Inc. under the engagement letter dated June 5, 2003, Radiant has not incurred any Liability to any brokers, finders, investment banks, or financial advisors in respect of the matters provided for in this Agreement.

5.6 Opinion of Financial Advisor.    The Financial Advisor has delivered to the Special Committee, its written opinion, dated as of October 8, 2003, to the effect that, as of such date and subject to the assumptions, qualifications and limitations set forth therein, the terms of the Exchange are fair, from a financial point of view, to the shareholders of Radiant other than Shareholder. A true, correct, and complete copy of such opinion has been provided to Shareholder prior to or on the date hereof.

5.7 Interim Operations of Enterprise.    Enterprise was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Related Agreements and has engaged in no business other than in connection with the transactions contemplated by this Agreement and the Related Agreements.

5.8 Title.    Upon consummation of the transactions contemplated hereby, Radiant and its Subsidiaries (other than Enterprise) will have transferred to Enterprise all of their respective, right, title and interest in the Products, and Enterprise will have acquired good (and, in the case in tangible assets, marketable) title in and to, or a valid leasehold interest in, each of the Enterprise Assets other than the Products, free and clear of all Liens, other than the Permitted Encumbrances.

Section 6.    Additional Covenants and Agreements.

6.1 Best Efforts.

(a) Subject to the terms and conditions herein provided, each of the parties hereto agrees: (i) to use reasonable best efforts to take promptly, or cause to be taken, all action and to do promptly, or cause to be done, all things necessary, proper or advisable on the part of such party, under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary Governmental Approvals and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; and (ii) not to enter into, or agree to enter into, any transaction or perform, or agree to perform, any act which would result in any of the representations or warranties on the part of either party not being true and correct in all material respects at and as of the time immediately after the occurrence of any such transaction or event or on the Closing Date or that would be likely to jeopardize the consummation of the transactions contemplated hereby.

(b) Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to obtain prior to the Closing all consents under each Contract listed or described in Schedule 6.1(b) attached hereto (other than the payment of money or the deposit of funds from one party on behalf of the other).

6.2 Shareholders’ Meeting.    Subject to the fiduciary duties of the Board, applicable law and the other provisions of this Agreement, Radiant shall, in accordance with Georgia Law, its Articles of Incorporation and its Bylaws: (a) duly call, give notice of, convene, and hold a special meeting of its shareholders as soon as reasonably practicable for the purpose of considering and taking action upon this Agreement (the “Shareholders’ Meeting”); (b) include in the proxy statement or information statement prepared by Radiant for distribution to shareholders of Radiant in advance of the Shareholders’ Meeting (the “Proxy Statement”) in accordance with Regulation 14A promulgated under the Exchange Act, the recommendation of the Board that Radiant’s shareholders approve this Agreement, the Related Agreements, the Separation, the Exchange, and the other transactions contemplated by this Agreement and the Related Agreements; and (c) use all reasonable efforts: (i) to obtain and furnish the information required to be included by it in the Proxy Statement, and, after consultation with Shareholder, respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its shareholders at the earliest practicable time; (ii) to obtain the Radiant Shareholder Approval; and (iii) otherwise comply with all legal requirements applicable to the Shareholders Meeting. Shareholder will promptly provide Radiant with the information concerning Shareholder required to be included in the Proxy Statement.

6.3 Preparation of Proxy Statement.    Subject to the fiduciary duties of the Board:

(a) Radiant shall, as soon as reasonably practicable, prepare a preliminary form of the Proxy Statement (the “Preliminary Proxy Statement”) and: (i) file the Preliminary Proxy Statement with the Commission; (ii) use reasonable efforts to promptly prepare any amendments to the Preliminary Proxy Statement required in response to comments of the Commission or its staff or that Radiant with the advice of counsel deems necessary or advisable; and (iii) use reasonable efforts to cause the Proxy Statement to be mailed to Radiant’s shareholders as soon as reasonably practicable after the Preliminary Proxy Statement, as so amended, is cleared by the Commission. After the Proxy Statement shall have been mailed to Radiant’s shareholders, Radiant, if required, shall promptly circulate amended or supplemental proxy material and, if required in connection therewith, resolicit proxies; provided, however, that no such amended or supplemental proxy material will be mailed by Radiant without consultation with and review by Shareholder and his counsel. In addition, Radiant shall: (i) promptly notify Shareholder of the receipt of the comments of the Commission and of any request from the Commission for amendments or supplements to the Preliminary Proxy Statement or Proxy Statement or for additional information, and will promptly supply Shareholder and his outside counsel with copies of all written correspondence between Radiant or its representatives, on the one hand, and the Commission or members of its staff, on the other hand, with respect to the Preliminary Proxy Statement, the Proxy Statement, or the Separation or Exchange; and (ii) promptly inform Shareholder and his outside counsel if at any time prior to the Shareholders’ Meeting any event should occur that is required by applicable law to be set forth in an amendment of, or a supplement to, the Proxy Statement, in which case, Radiant, in consultation with Shareholder and his outside counsel, will, upon learning of such event, promptly prepare and mail such amendment or supplement.

(b) It is expressly understood and agreed that: (i) Shareholder and Radiant will consult with each other in connection with all aspects of the preparation, filing, and clearance by the Commission of the Proxy Statement and the Preliminary Proxy Statement (including any and all amendments or supplements thereto); and (ii) Radiant shall give Shareholder and his outside counsel the reasonable opportunity to review and comment on each of the Proxy Statement and Preliminary Proxy Statement prior to filing with the Commission and shall give Shareholder and his outside counsel the reasonable opportunity to review and comment on all amendments and supplements to each of the Proxy Statement, and Preliminary Proxy Statement and all responses to requests for additional information and replies to comments prior to filing with the Commission. Each of Shareholder and Radiant agrees to use all reasonable efforts, after consultation with the other, to respond promptly to all such comments of and requests by the Commission.

6.4 Further Assurances.    Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments of transfer, conveyance, assignment or other documents and do and perform such other acts and things as may be necessary or desirable for effecting completely and promptly the consummation of the Separation and the Exchange and the transactions contemplated hereby; provided, however, that nothing in this Section 6.4 shall be construed to obligate any party to waive any of the closing conditions set forth in Sections 7, 8 and 9.

6.5 Conduct of Business.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing Date, Radiant shall use all reasonable efforts consistent with past practices and policies (except to the extent that Shareholder shall otherwise consent or direct) to carry on the Enterprise Business in the ordinary course in substantially the same manner as heretofore conducted, pay its debts and Taxes when due, pay or perform other obligations when due, comply with all applicable Laws and, to the extent consistent therewith, to use all reasonable efforts consistent with past practice and policies to preserve intact the present business organization of and properties of the Enterprise Business, keep available the services of its present officers and employees, preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, and maintain its franchises, rights and Permits, all with the goal of preserving unimpaired the goodwill and ongoing business of the Enterprise Business at the Closing Date.

6.6 Notification of Certain Matters.    Each shall give prompt notice to the other party of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date, and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement; provided, further, however, that no disclosure by a party pursuant to this Section 6.6 shall be deemed to prevent or cure any misrepresentations, breach of warranty or breach of covenant.

6.7 Takeover Statutes.    If any “fair price,” “moratorium,” “contral share acquisition,” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (“Takeover Statute”) is or may become applicable to the transactions contemplated by this Agreement, the Board (subject to its fiduciary duties) will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby and thereby.

6.8 Tax Disclosure.    Notwithstanding anything in this Agreement to the contrary or in any other agreement between the parties, each party to this Agreement (and each employee, representative, or other agent of each party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer relating to such tax treatment and tax structure; each party acknowledges that it has no proprietary or exclusive rights to the tax structure of the transaction. The preceding sentence is intended to cause the transaction contemplated herein to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code and shall be construed in a manner consistent with such purpose. Each party recognizes that the privilege each has to maintain with respect to the confidentiality of the transaction contemplated by this Agreement or the confidentiality of a communication relating to such transaction, including a confidential communication with its attorney or with a federally authorized tax practitioner under Section 7252 of the Code, is not intended to be waived by the foregoing.

6.9 Notice of the Enterprise Expenses.    Two Business Days prior to the Closing Date, Radiant will prepare and deliver to Shareholder a notice setting forth the proposed amount of the Enterprise Expenses, which shall be accompanied by written documentation substantiating such amount.

Section 7. Conditions to Obligations of Each Party.

The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto (it being understood that each such condition is solely for the benefit of the parties hereto and may be waived in writing by their mutual agreement without notice, liability, or obligation to any Person):

7.1 No Order Preventing Consummation; Illegality.    No Order issued by any Governmental Authority (as hereinafter defined) or other Law preventing the consummation of the transactions contemplated herein shall be in effect, nor shall any proceeding brought by a Governmental Authority seeking any of the foregoing be pending. No action taken by any Governmental Authority, and no Law or Order shall have been enacted, entered, enforced, or deemed applicable to the Exchange or the Separation, which makes the consummation of the Exchange illegal.

7.2 Approval and Recommendation.    Neither the Special Committee nor the Board of Directors shall have withdrawn its approval or recommendation to shareholders of this Agreement, the Related Agreements, the Separation, the Exchange and the other transactions contemplated hereby and thereby; provided, however, that any such withdrawal shall have been made in good faith based on a determination that such withdrawal is in the best interest of Radiant and its shareholders.

7.3 Litigation.    There shall be no Action pending against Shareholder or Radiant, its properties or any of its respective officers or directors arising out of, or in any way connected with, the Exchange, the Separation, or the other transactions contemplated by the terms of this Agreement and the Related Agreements.

7.4 Shareholder Approval.    The Radiant Shareholder Approval shall have been obtained at an annual or special meeting of shareholders of Radiant.

7.5 Tax Opinion.    Radiant and Shareholder shall have received an opinion from King & Spalding LLP, in the form attached hereto as Exhibit C and subject to the representations, assumptions and limitations set forth therein, to the effect that the Exchange and the related transfer of assets and liabilities pursuant to the Separation Agreement will not result in the recognition of any income, gain or loss to Radiant or Shareholder for federal income tax purposes (except that such opinion shall express no view as to whether Radiant is required to include in its taxable income any advance payments previously received by Radiant but for which Enterprise assumes Radiant’s obligation to provide the associated services or software).

7.6 Opinion of Financial Advisor.    The Financial Advisor shall not have withdrawn its opinion delivered to the Special Committee, dated October 8, 2003, or its consent for Radiant to include the name of the Financial Advisor and a description of such opinion in the Proxy Statement.

Section 8. Additional Conditions to Obligations of Shareholder.

The obligations of Shareholder to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Shareholder (it being understood that each such condition is solely for the benefit of Shareholder and may be waived in writing by Shareholder in its sole discretion without notice, liability or obligation to any Person):

8.1 Representations and Warranties.    The representations and warranties of Radiant contained in this Agreement shall be true and correct in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall have been true and correct in all respects) as of the date of this Agreement and on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, and Shareholder shall have received a certificate to such effect signed on behalf of Radiant by the Chief Executive Officer of Radiant.

8.2 Agreements and Covenants.    Radiant shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Radiant on or prior to the Closing Date, and Shareholder shall have received a certificate to such effect signed on behalf of Radiant by the Chief Executive Officer of Radiant.

8.3 Related Agreements.    Each of the Related Agreements shall have been executed and delivered by Radiant and Enterprise.

8.4 Resignation of Officers and Directors.    Shareholder shall have received a written resignation from each of the officers and directors of Enterprise effective as of the Closing Date.

8.5 Certificate of Secretary of Radiant.    Shareholder shall have received a certificate, validly executed by the Secretary of Radiant, certifying as to (i) the terms and effectiveness of the Articles of Incorporation and the Bylaws of each of Radiant and Enterprise, and (ii) the valid adoption of resolutions of the Board and the shareholders of Radiant approving this Agreement, the Related Agreements, the Separation, the Exchange and the other transactions contemplated by this Agreement and the Related Agreements.

8.6 Certificates of Existence.    Shareholder shall have received long-form certificates of existence for Radiant and Enterprise from the Secretary of State of the State of Georgia, dated within a reasonable period prior to Closing.

8.7 Material Adverse Effect.    There shall not have occurred after the date hereof any Material Adverse Effect (as hereinafter defined).

Section 9. Additional Conditions to Obligations of Radiant.

The obligations of Radiant to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Radiant (it being understood that each such condition is solely for the benefit of Radiant and may be waived in writing by Radiant in its sole discretion without notice, liability or obligation to any Person):

9.1 Representations and Warranties.    The representations and warranties of Shareholder contained in this Agreement shall be true and correct in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall have been true and correct in all respects) as of the date of this Agreement and on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, and Radiant shall have received a certificate to such effect signed by Shareholder.

9.2 Agreements and Covenants.    Shareholder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by him on or prior to the Closing Date, and Radiant shall have received a certificate to such effect signed by Shareholder.

9.3 Resignation.    Shareholder shall have resigned, effective upon the Closing, from all employee, officer and director positions held with Radiant.

9.4 Noncompetition Agreement.    Shareholder shall have executed and delivered to Radiant the Noncompetition Agreement.

Section 10. Termination.

10.1 Termination.    This Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(a) at any time, by mutual written consent of Radiant and Shareholder;

(b) by either Radiant or Shareholder if any Governmental Authority shall have issued any Order prohibiting, enjoining or otherwise restraining the transactions contemplated by this Agreement and such Order shall have become final and nonappealable (provided however, that the party seeking to terminate this Agreement pursuant to this paragraph (b) shall have used reasonable best efforts to remove such Order) or if any Law is promulgated or enacted by any Governmental Authority after the date of this Agreement which prohibits the consummation of the Separation or the Exchange shall be in effect, provided that no party hereto who brought or is affiliated with the party who brought any action seeking the permanent enjoinment of the transactions contemplated hereby may seek termination of this Agreement pursuant to this Section 10.1(b);

(c) by Shareholder if any of the conditions set forth in Sections 7 and 8 shall have become incapable of fulfillment and shall not have been waived by Shareholder;

(d) by Radiant if any of the conditions set forth in Sections 7 and 9 shall have become incapable of fulfillment and shall not have been waived by Radiant; or

(e) by Radiant or Shareholder, at any time on or after January 31, 2004, if the Closing shall not have occurred on or prior to such date; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to have occurred on or before such date.

10.2 Effect of Termination.    Upon termination of this Agreement pursuant to Section 10.1, this Agreement shall become void and there shall be no liability on the part of Shareholder or Radiant. Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any willful breach of any covenant or agreement in this Agreement. If this Agreement is terminated pursuant to Section 10.1 (other than Section 10.1(d) as a result of the failure of any of Shareholder’s representations or warranties to be true in all material respects or the breach by Shareholder of any material covenants or agreements hereunder), Radiant shall pay to Shareholder upon demand, payable in same day funds, the reasonable legal fees and related out-of-pocket costs and expenses of Shareholder incurred in connection with this Agreement, the Related Agreements, and the transactions contemplated hereby and thereby.

Section 11. Indemnification.

11.1 Survival of Representations.    All representations and warranties made in this Agreement shall survive the Closing for a period of twelve (12) months, but, except as provided in Section 10.2, shall not survive any termination of this Agreement; provided, however, that notwithstanding the foregoing, (i) the representations and warranties contained in Sections 4.3, 5.2 and 5.3(a) shall survive the Closing indefinitely (subject to any applicable statutes of limitations). The applicable time periods specified in the preceding provisions of this Section 11.1 are each referred to as an “Indemnity Period.” This Section 11.1 shall not limit any covenant or agreement of the parties hereto in this Agreement or any of the Related Agreements that contemplates performance after the Closing or the surivival of any representation or warranty made by any of the parties hereto in any of the Related Agreements.

11.2 Indemnification Obligations of Shareholder.

(a) Subject to the terms and conditions set forth herein, from and after the Closing, Shareholder shall indemnify, defend, and hold harmless Radiant and its officers, directors, employees, and affiliates, and each of the heirs, executors, successors, and assigns of any of the foregoing (collectively, the “Radiant Indemnified Parties”) from, against, and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments, and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation, and reasonable attorneys’ fees and expenses) (collectively, “Radiant Losses”) arising out of or relating to: (i) any breach or inaccuracy of any representation or warranty made by Shareholder in Section 4 hereof (other than any such breach or inaccuracy of which executive officers or directors of Radiant other than Shareholder or Alon Goren had actual knowledge as of the date hereof); and (ii) any breach of any covenant, agreement, or undertaking of Shareholder in this Agreement.

(b) Shareholder’s obligations to indemnify Radiant Indemnified Parties pursuant to Section 11.2(a) hereof are subject to the following limitations: (i) in no event shall the aggregate Liability of Shareholder pursuant to this Section 11.2 exceed the Radiant Shares (valued at the Average Trading Price (as hereinafter defined) for such purposes); (ii) Shareholder shall have the option of satisfying any obligations to indemnify a Radiant Indemnified Party for any Radiant Losses by tendering shares of Radiant Common Stock, which shares, for such purposes, shall be valued at the Average Trading Price; (iii) the amount of any Radiant Losses shall be reduced by any amount actually received by a Radiant Indemnified Party with respect thereto under any insurance coverage (other than self insurance) or from any other party alleged to be responsible therefor; and (iv) Shareholder shall be obligated to indemnify the Radiant Indemnified Parties only for those claims with respect to a breach of a representation or warranty giving rise to Radiant Losses and to which the Radiant Indemnified Parties have given Shareholder written notice thereof prior to the end of any applicable Indemnity Period.

11.3 Indemnification Obligations of Radiant.

(a) Radiant shall indemnify and hold harmless Shareholder and Shareholder’s Affiliates, heirs, beneficiaries, executors, and assigns (collectively, the “Shareholder Indemnified Parties”) from, against, and in respect of any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments, and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation, and reasonable attorneys’ fees and expenses) arising out of or relating to: (i) any breach or inaccuracy of any representation or warranty made by Radiant in this Agreement (other than any such breach or inaccuracy of which Shareholder had actual knowledge as of the date hereof); and (ii) any breach of any covenant, agreement, or undertaking of Radiant in this Agreement. The claims, liabilities, obligations, losses, costs, expenses, penalties, fines, judgments, and damages of Shareholder Indemnified Parties described in this Section 11.3(a) as to which Shareholder Indemnified Parties are entitled to indemnification are hereinafter referred to, collectively, as “Shareholder Losses.”

(b) The amount of any Shareholder Losses shall be reduced by any amount actually received by a Shareholder Indemnified Party with respect thereto under any insurance coverage (other than self-insurance) or from any other party alleged to be responsible therefor. Radiant shall be obligated to indemnify the Shareholder Indemnified Parties only for those claims with respect to a breach of a representation or warranty giving rise to Shareholder Losses and to which the Shareholder Indemnified Parties have given Radiant written notice thereof prior to the end of any applicable Indemnity Period.

11.4 Indemnification Procedure.

(a) After receipt by a Radiant Indemnified Party or a Shareholder Indemnified Party (hereinafter referred to as, collectively, an “Indemnified Party”) of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other party for any Radiant Losses or Shareholder Losses (as the case may be), such Indemnified Party shall, within ten (10) days, give Radiant or Shareholder, as the appropriate indemnifying party or representative thereof (the “Indemnifying Party”), written notice of such complaint or of the commencement of such action or proceeding and copies of correspondence and documentation relating to any such claim; provided, however, that such failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of material rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such 20-day period, then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding, and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action, the defense of which it is maintaining, and to cooperate in good faith with each other with respect to the defense of any such action.

(b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise, or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) the Indemnifying Party shall pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; (ii) the terms or effect of the settlement shall not encumber any of the assets of any Indemnified Party thereof, or contain or result in any restriction, interference or condition that would apply to such Indemnified Party or to the conduct of any of its businesses; and (iii) the Indemnifying Party shall obtain, as a condition of such settlement, a complete release of each Indemnified Party.

(c) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement or pursuant to paragraph (d) of this Section 11.4) and, within five Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

(d) If no such agreement can be reached after good faith negotiation, either Shareholder or Radiant may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Any such arbitration shall be held in Fulton County, Atlanta before and in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the “Rules”). Shareholder and Radiant shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators. The parties agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to enforcement of or entry of judgment upon such award. Judgment upon any award rendered by the arbitrators shall be entered in any court of competent jurisdiction located in Fulton County, Georgia, and in connection therewith, each party hereto hereby irrevocably and unconditionally (i) consents to submit itself or himself to the personal jurisdiction of any Georgia state or federal court located in the City of Atlanta, (ii) waives any objection to the laying of venue of any such action, suit or proceeding in any Georgia state or federal court located in the City of Atlanta, and (iii) waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11.5 Sole Remedies.    After the Closing, (a) the indemnification provisions set forth in this Section 11 and (b) the specific performance provisions of Section 12.13, are the sole and exclusive remedy of an Indemnifed Party with respect to any of the matters described in Section 11.2(a) and Section 11.3(a).

Section 12. Miscellaneous.

12.1 Payment of Expenses.    Except as otherwise specifically set forth herein or in any of the Related Agreements, each party hereto shall pay its own fees and expenses incident to preparing for, entering into, and carrying out this Agreement, the Related Agreements, and the transactions contemplated hereby and thereby.

12.2 Publicity and Reports.    Radiant shall coordinate all publicity relating to the transactions contemplated by this Agreement and Shareholder shall not issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby, or communicate with analysts or the investment community, without obtaining the prior consent of Radiant.

12.3 Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by either party hereto without the prior written consent of the other party hereto; provided, however, that Radiant may assign all but not less than all of its rights, interests and obligations under this Agreement to any Person in connection with a Change of Control of Radiant. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

12.4 Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts made and to be performed in the State of Georgia, without regard to any laws that might otherwise govern under applicable principles of conflicts of laws thereof.

12.5 Counterparts.    This Agreement may be executed in one or more counterparts (including by telecopy), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

12.6 Amendment and Waiver.    Except as is otherwise required by applicable Law, this Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed on behalf of each of the parties hereto. At any time prior to the Closing Date, Radiant, on the one hand, and Shareholder, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

12.7 Parties in Interest.    No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner of any party hereto or any other Person unless specifically provided otherwise herein.

12.8 Notices.    Any notice or communication required or permitted hereunder shall be in writing, shall be effective when received, and shall in any event be deemed to have been received (a) when delivered, if delivered personally or by commercial delivery service, (b) three (3) business days after deposit with U.S. Mail, if mailed by registered or certified mail (return receipt requested), (c) one (1) business day after the business day of deposit with FedEx or similar overnight courier for next day delivery (or two (2) business days after such deposit if deposited for second business day delivery), if delivered by such means, or (d) one (1) business day after delivery by facsimile transmission with copy by U.S. Mail, if sent via facsimile plus mail copy (with acknowledgment of complete transmission), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Radiant, addressed to:

Radiant Systems, Inc.

3925 Brookside Parkway

Alpharetta, Georgia 30022

Attention: Mark W. Haidet, Chief Financial Officer

Telephone: (770) 576-6404

Facsimile No.: (770) 360-7627

with a copy to:

Smith, Gambrell & Russell, LLP

1230 Peachtree Street, N.E.

Suite 3100

Atlanta, Georgia 30309

Attention: Arthur Jay Schwartz

Telephone No.: (404) 815-3500

Facsimile No.: (404) 685-6932

with a copy to:

King & Spalding, LLP

191 Peachtree Street

Atlanta, Georgia 30303

Attention: Russell B. Richards

Telephone No.: (404) 572-4600

Facsimile No.: (404) 572-5136

If to Shareholder, addressed to:

Erez Goren

c/o Wave Enterprise Systems, Inc.

3905 Brookside Parkway

Alpharetta, Georgia 30022

Attention: David Schulman, General Counsel

Telephone: (770) 576-7030

Facsimile No.: (770) 619-4669

with a copy to:

Kilpatrick Stockton LLP

1100 Peachtree Street

Suite 2800

Atlanta, Georgia 30309

Attention: Larry D. Ledbetter

Bruce D. Wanamaker

Telephone No.: (404) 815-6500

Facsimile No.: (404) 815-6555

12.9 Entire Agreement.    This Agreement, together with the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein and therein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

12.10 Headings.    The section headings and subheadings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.11 Severability.    If any provision of this Agreement is held or declared by a court of competent jurisdiction to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

12.12 Other Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

12.13 Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.14 Interpretation; Definitions.

(a) When a reference is made in this Agreement to an Article or to a Section, Subsection, Exhibit or Schedule, such reference shall be to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words include, includes or including are used in this Agreement, they shall be deemed to be followed by the words without limitation. The words hereof, hereto, hereby, herein and hereunder and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

(b) For purposes of this Agreement,

(i) “Average Trading Price” shall mean the average of the daily volume weighted average price of Radiant Common Stock on the The Nasdaq National Market as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time) using the VAP function for each of the thirty consecutive trading days ending on and including the third trading day prior to the Closing Date (adjusted to reflect any Adjustment Event);

(ii) “Consents” shall mean any consents, waivers, approvals, or authorizations from, or notification, declaration or filing requirements to, any third party, including a party to any Contract with Radiant or a Subsidiary thereof, other than Governmental Approvals;

(iii) “Contracts” shall mean any written, oral or other agreement, contract, subcontract, lease, sublease, mortgage, instrument, indenture, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, memorandum of understanding, letter of intent, promise, arrangement, commitment or undertaking of any nature;

(iv) “Governmental Approvals” shall mean any notices, reports, declarations or other filings to be made, or any Permits to be obtained from, any Governmental Authority;

(v) “Governmental Authority” shall mean any supranational, national, federal, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority;

(vi) “Law” shall mean all laws, statutes, constitutions and ordinances, and all regulations, rules and other pronouncements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority having the effect of law of the United States, any foreign country, or any domestic or foreign state, province, commonwealth, city, country, municipality, territory, protectorate, possession or similar instrumentality, or any Governmental Authority thereof;

(vii) “Liens” shall mean any pledge, lien, collateral assignment, security interest, deed of trust, mortgage, title retention device, collateral assignment, claim, license or other contractual restriction (including any restriction on the transfer of any asset, the receipt of income derived from any asset or on the possession, exercise or transfer of any other attribute of ownership of any asset), conditional sale or other security arrangement, or any charge, adverse claim of title, ownership or right to use or any other encumbrance of any kind whatsoever;

(viii) a “Material Adverse Effect” means any state of facts, change, development, effect or occurrence (an “Effect”) that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, liabilities, operations, prospects, results of operations, properties (including intangible properties) or condition (financial or otherwise), taken as a whole, of the Enterprise Business (it being understood that the failure to obtain the Consents for the Contracts listed on Schedule 6.1(b), together with the failure to otherwise provide Enterprise with the material economic benefits under such Contracts, may constitute a Material Adverse Effect); provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or will be, a Material Adverse Effect: (A) actions or omissions of Radiant or any Subsidiary of Radiant taken with the prior consent, or at the direction, of Shareholder; (B) actions or omissions of Shareholder; (C) actions or omissions of management of Enterprise taken with the prior consent, or at the direction, of Shareholder; or (D) any Effect to the extent resulting from the announcement or pendency of the Separation and the Exchange (except for any suit, action, investigation or proceeding if the underlying claim is not dependent on the announcement or pendency of the Separation and the Exchange and except as set forth above with respect to the Consents listed on Schedule 6.1(b));

(ix) “Order” shall mean any order, writ, judgment, decree, injunction, ruling, directive or other requirement of any Governmental Authority (in each case, whether preliminary or final);

(x) “Permits” shall means all consents, approvals, orders, authorizations, certificates, filings, notices, permits, concessions, franchises, licenses and rights of or issued by any Governmental Authority;

(xi) “Permitted Encumbrances” shall mean (i) Liens for current Taxes not yet due or Taxes being contested in good faith, (ii) mechanics’, materialmen’s, warehousemen’s, contractors’, workmens’, repairmens’, carriers’ and similar Liens attaching by operation of law, incurred in the ordinary course of business and securing payments not delinquent or payments which are being contested in good faith, which are not, individually or in the aggregate, material, (iii) imperfections of title, easements and zoning restrictions on real property, if any, which do not materially impair the use of such real property or the operations of the Enterprise Business thereon and (iv) Conflicts arising from the failure to obtain the Consent of any Person.

(xii) “Person” shall mean any individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority; and

(xiii) “Subsidiary” shall mean with respect to any specified Person, any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

[Signatures follow on next page.]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date and year first above written.

RADIANT:

RADIANT SYSTEMS, INC.

By:	/s/ Mark Haidet
Name:	Mark Haidet
Title:	Chief Financial Officer

SHAREHOLDER:

/s/ Erez Goren
Erez Goren